Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into by and between Michael H. Owens, M.D. (“Dr. Owens”) and iVow, Inc. (the “Company”) as of September 5, 2006, and inures to the benefit of each of the Company’s current, former and future parents, subsidiaries, related entities, employee benefit plans and each of their respective fiduciaries, predecessors, successors, officers, directors, stockholders, agents, attorneys, employees and assigns.

RECITALS

A.            Dr. Owens has been serving as an employee, officer and director of the Company.

B.            Dr. Owens wishes to resign from the Company and end his service as an employee, officer and director of the Company pursuant to the terms and conditions of this Agreement.

AGREEMENT

THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between Dr. Owens, on the one hand, and the Company, on the other, as follows:

1.   Resignation.  Dr. Owens hereby confirms his resignation as an employee of the Company, his resignation from his positions as Chief Executive Officer and President of the Company, and his resignation from his position as a director on the Company’s Board of Directors, each resignation effective as of 10:00 a.m. (Pacific time) on September 5, 2006 (the “Resignation Date”).

2.   Wages, Vacation Time and Expenses Paid, Severance and Bonus to be Paid.

2.1   Wages, Vacation Time and Expenses.  Dr. Owens hereby agrees that the Company has paid him all of his wages and all of his accrued and unused vacation time through the Resignation Date, subject to federal and state withholding and other applicable taxes, and has been reimbursed by the Company for all reimbursable business expenses through the Resignation Date.

2.2   Severance.  Contingent upon this Agreement and the Release attached hereto as Exhibit A becoming effective as provided in Section 20 of this Agreement, Dr. Owens shall also be entitled to receive severance in an amount equal to six (6) months of his base salary (less payroll deductions and all required withholdings) that Dr. Owens was receiving immediately prior to the Resignation Date, payable in six (6) equal monthly payments beginning on the Effective Date (the “Severance Period”).

2.3   2005 Bonus.  Upon Dr. Owens’ execution of this Agreement, the Company’s Board of Directors has agreed to issue Dr. Owens 20,000 shares of restricted Common Stock pursuant to the Company’s 1997 Stock Option/Stock Issuance Plan in connection with his services as the Company’s Chief Executive Officer and President during fiscal year 2005 (the

“Bonus”) at the Company’s Board meeting scheduled for September 5, 2006.  The Company shall be liable to pay all federal and state withholding taxes on the Bonus, including a gross-up amount to cover the federal and state withholding taxes owed by Dr. Owens as a result of the Company’s payment of the federal and state withholding taxes on the Bonus.  Dr. Owens agrees that upon payment of the Bonus (and the applicable federal and state withholding taxes) by the Company, he is not entitled to any other bonus or other compensation payments from the Company through the Resignation Date.

2.4   Beneficiaries.  The Company’s obligation to make any payments to Dr. Owens pursuant to Sections 2.1 and 2.2 of this Agreement shall survive Dr. Owens’ death, and shall inure to the benefit of Dr. Owens’ beneficiaries, either by will or intestacy, as applicable.

3.   Equity Holdings.

3.1   Stock.  Dr. Owens hereby acknowledges that he holds 60,162 shares of Common Stock, including the 20,000 shares issued pursuant to the Bonus.

3.2   Options.  In addition, the Company has granted Dr. Owens the following options (the “Stock Options”) to purchase the indicated shares of Common Stock at the indicated exercise price:

Option Grant Date	Number of Shares	Per Share Exercise Price	Number of Vested Shares as of the Resignation Date
09/08/03	6,000	$18.40	5,810
12/14/04	5,750	$13.80	5,565
01/04/05	9,708	$10.30	5,380
01/04/05	2,441	$10.30	1,340
03/23/05	10,000	$9.20	3,536
06/02/06	210,389	$2.61	21,195
Total:	244,288		42,826

Dr. Owens understands and agrees that as of the Resignation Date he has vested in an aggregate of 42,826 shares of Common Stock under his Stock Options as set forth in the table above.

3.3   Warrants.  Dr. Owens holds no warrants (the “Warrants”) to purchase shares of the Company’s capital stock.

3.4   Acknowledgement.  Dr. Owens acknowledges and agrees that the Common Stock listed in Section 3.1 and the Stock Options to acquire shares of Common Stock listed in Section 3.2 sets forth Dr. Owens’s, including Dr. Owens’s spouse, executors, administrators, assigns and successors, entire interest in or right to acquire the capital stock of the Company (or rights or other securities exercisable or convertible into the capital stock of the Company), and that neither he nor his spouse, executors, administrators, assigns and successors has any right to acquire or purchase any additional shares of capital stock or rights or other securities exercisable or convertible for capital stock.

4.   Health Benefits.  Provided that Dr. Owens makes a timely election to continue coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in connection with a Covered Event, the Company will pay Dr. Owens’s COBRA premiums for a maximum period of six (6) months following the effective date of such Covered Event (the “COBRA Continuation Period”).  In addition, if Dr. Owens’s spouse and/or dependents were enrolled in the Company’s group health plan on the date of the Covered Event, the Company will pay the COBRA premiums for Dr. Owens’s eligible dependents during the COBRA Continuation Period, but only to the same extent that such dependents’ premiums under such plan were paid by the Company prior to the date of such Covered Event.  No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable premiums during the COBRA Continuation Period will be credited as payment by Dr. Owens for purposes of the Dr. Owens’s payment required under COBRA.  At the conclusion of the COBRA Continuation Period, Dr. Owens will be responsible for the entire payment of premiums required under COBRA for the remaining duration of eligibility for COBRA, if any.  Nothing in this Section 4 shall restrict the ability of the Company or its successor from changing the provider and/or some or all of the terms of such health insurance plan, provided that all similarly situated participants are treated the same and provided, further, that Dr. Owens and his eligible dependents receive approximately the same benefits they were eligible to receive prior to the change in provider and/or some or all of the terms of such health insurance plan.

5.   Contractual Obligations

5.1   Existing Agreements.  Dr. Owens acknowledges that he is a party to and bound by the terms and conditions of that certain Employment Disclosure by and between the Company and him, dated February 15, 2005 (the “Employment Disclosure”), attached hereto as Exhibit B.

5.2   Proprietary Information and Inventions Agreement.  In exchange for the general release given and the other promises and covenants made by the Company under this Agreement, Dr. Owens agrees to execute and deliver to the Company the Proprietary Information and Inventions Agreement attached hereto as Exhibit C (the “Proprietary Agreement”), which shall be effective as of Dr. Owens’ first day of employment at the Company.

5.3   Remedies.  Dr. Owens understands and agrees that the Employment Disclosure and the Proprietary Agreement and his duties thereunder, survive the termination of his employment with the Company.  Dr. Owens acknowledges that a remedy at law for any breach by him of the provisions of the Employment Disclosure and/or Proprietary Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or any affirmative action taken by Dr. Owens to breach the provisions of the Employment Disclosure and/or Proprietary Agreement.

5.4   No Competition During Severance Period.  During the Severance Period, Dr. Owens agrees that he will not, directly or indirectly through a third party (i.e., person, corporation, firm, partnership or other entity), whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by, provide services to, or have any business connection with, any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company in the United States in any line of business engaged in by the Company as of the date of this Agreement.  Dr. Owens agrees that if he is contemplating an affiliation of any sort with a third party (i.e., person, corporation, firm, partnership or other entity) that competes with the Company in the United States in any line of business engaged in by the Company as of the date of this Agreement, he shall notify the Company in writing so that a determination may be made by the Company as to whether it intends to enforce its rights provided in the preceding sentence.  Any such determination will be made by the Board in good faith.  However, notwithstanding anything above to the contrary, Dr. Owens may own, as a passive investor, securities of any publicly traded competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

Further, notwithstanding anything above to the contrary, iVOW acknowledges that Dr. Owens is a board certified internal medical physician and that nothing in this or any other section of this Agreement is to be construed as to prevent him from the clinical practice of medicine. iVOW also acknowledges that Dr. Owens is a Certified Physician Executive and prior to joining iVOW earned his living as an independent consultant and that nothing in this or any other section of this Agreement is to be construed as to prevent him from utilizing his consulting expertise in any line of business other than that which the Company is engaged in as of the date of this Agreement.

5.5   Savings Clause.  If any restriction set forth above within this Section is held to be unreasonable, then Dr. Owens agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

5.6   Injunctive Relief for iVow.  Dr. Owens expressly agrees that the covenants set forth in this Section 5 are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of confidential information to competitors of the Company.  Dr. Owens also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of the provisions of this Section 5 by Dr. Owens, and that injunctive relief against Dr. Owens is essential for the protection of the Company.  Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred for the securing of such relief.

5.7   Injunctive Relief for Dr. Owens.  iVOW expressly agrees that the agreements and acknowledgements of the Company set forth in the second paragraph in Section 5.3 are reasonable and necessary to protect Dr. Owens’ legitimate business interests.  iVOW agrees that should it seek to prevent Dr. Owens from clinically practicing medicine or utilizing his expertise as a Certified Physician Executive as outlined in the second paragraph in Section 5.3, Dr. Owens will be irreparably harmed and that damages alone cannot adequately compensate Dr. Owens if the Company violates the second paragraph in Section Section 5.3, and that injunctive relief against iVOW is essential for the protection of Dr. Owens.  Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, Dr. Owens shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred for the securing of such relief.

6.   Non-Solicitation.  For one (1) year immediately following the Effective Date of this Agreement (the “Non-Solicitation Period”), Dr. Owens agrees not to interfere with the business of the Company by soliciting, inducing, or otherwise causing (i) any employee or consultant of the Company to terminate his or her employment or engagement with the Company, or to reduce his or her time commitment or scope of services provided to the Company, or (ii) any customer or client of the Company to purchase or obtain the products or services of any firm or business organization which competes in the United States in any line of business engaged in by the Company as of the date of this Agreement.  The foregoing restrictions shall apply to Dr. Owens regardless of whether he is acting directly or indirectly, alone or in concert with others.

Notwithstanding the foregoing, Dr. Owens and the Company are exploring a potential business transaction in which Dr. Owens would purchase certain assets related to the Company’s bariatric disease management consulting business.  In connection with this potential transaction, Dr. Owens has requested permission to contact certain of the Company’s employees regarding their interest to leave the Company if he (or a third party formed by Dr. Owens) successfully purchases these business assets from the Company.  The Company agrees that Dr. Owens shall be entitled to contact the Company’s employees for such purposes on the following conditions: (a) Dr. Owens notifies the Company’s Chairman of the Board in writing (including email) prior to each such communication and identifies the employee or employees he desires to contact, (b) Dr. Owens does not contact the employee until he receives permission for such communication in writing (including email) from the Chairman of the Board and (c) Dr. Owens shall cease all communications with the Company’s employees (in accordance with the terms set forth in the first paragraph of this Section 6) during the Non-Solicitation Period upon notice by the Company that it is ending discussions with Dr. Owens regarding a potential transaction between him and the Company.

7.   Outside Activities.  Except as prohibited and/or limited by the provisions of Sections 5 and 6 above, it is expressly understood and agreed that during the Severance Period, Dr. Owens may accept other employment.  Dr. Owens may also engage in civic and not-for-profit activities, except as limited by the provisions of Sections 5 and 6.

8.   Nondisparagement.  Dr. Owens agrees that he will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of the Company or the Company Releasees (as defined in the Release).  iVOW agrees that it nor any of the Company Releasees (as defined in the Release) will make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, performance, business practices or conduct of Dr. Owens as an employee or Director of the Company.

9.   Promise to Refrain from Suit or Administrative Action.  Dr. Owens promises and agrees that he will never sue the Company or any of the other Company Releasees, or otherwise institute or participate in any legal or administrative proceedings against the Company or any of the other Company Releasees, with respect to any claim covered by the Release.

10.          Integrated Agreement.  The parties acknowledge and agree that no promises or representations were made to them concerning the subject matter of this Agreement which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof.  The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties.  The parties further agree and acknowledge that the Retention Agreement, dated April 19, 2006, is terminated upon the parties execution of this Agreement.

11.          Voluntary Execution.  The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.

12.          Waiver, Amendment and Modification of Agreement.  The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification.  No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

13.          Representation by Counsel.  The parties acknowledge that they have the right to have been represented in by counsel of their own choosing.  Dr. Owens further acknowledges and agrees that Heller Ehrman LLP (“Heller Ehrman”) is legal counsel for the Company solely, and that he is not relying on the Company or Heller Ehrman for legal advice regarding this Agreement.  The parties further acknowledge that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties, other than those contained within this Agreement.  The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

14.          California Law.  The parties agree that this Agreement and its terms shall be construed under California law.

15.          Drafting.  The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

16.          Counterparts.  This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

17.          Return of Company Property.  Dr. Owens has returned to the Company all of his keys to the Company’s premises and his Company laptop.  It is understood and agreed that Dr. Owens shall return all other property in his possession which belongs to the Company immediately upon demand therefor.  Dr. Owens specifically promises and agrees that he shall not retain copies of any company documents or files following the termination of this Agreement.

18.          Attorneys’ Fees.  Each party shall be responsible for its own legal fees incurred in connection with the entering into of this Agreement.

19.          Period to Consider Terms of Agreement.  Dr. Owens acknowledges that this Agreement was first presented to him on September 5, 2006, that the terms of this Agreement have been negotiated by both parties, and that he is entitled to have 21 days’ time in which to consider the Agreement.  Dr. Owens acknowledges that he understands that he has the right to obtain the advice and counsel from the legal representative of his choice, and that he executes this Agreement having had sufficient time within which to consider its terms.  Dr. Owens represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily, and that he voluntarily waives any remaining consideration period.

20.          Revocation of Agreement.  Dr. Owens understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it.  Dr. Owens understands that this Agreement will not become effective and enforceable unless the seven day revocation period passes and Dr. Owens does not revoke the Agreement in writing.  Dr. Owens understands that this Agreement may not be revoked after the seven day revocation period has passed.  Dr. Owens understands that any revocation of this Agreement must be made in writing and delivered to the Company (to the attention of John Lyon) within the seven day period, and that if he does so revoke the Agreement, he shall not be entitled to receive any of the benefits described herein.

21.          Effective Date.  This Agreement shall become effective on the eighth (8th) day after execution by Dr. Owens, so long as Dr. Owens has not revoked it within the time and in the manner specified in Section 20 of this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates below:

Dated: September 5, 2006	/s/ Michael H. Owens
Michael H. Owens, M.D.
iVOW, INC.
Dated: September 5, 2006	By:	/s/ John R. Lyon
John R. Lyon
Chairman of the Board

[SIGNATURE PAGE TO SEPARATION AGREEMENT]

Exhibit A

RELEASE

Certain capitalized terms used in this Release are defined in the Separation Agreement (the “Agreement”) which each party hereto has executed and of which this Release is a part.

Except as otherwise set forth in this Release, each party hereto hereby releases, acquits and forever discharges the other party, such other party’s parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates (the “Company Releasees” or the “Owens Releasees”, as applicable), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification one party hereto may have against the other party hereto), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date of execution of this Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with Dr. Owens’s employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Art of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify Dr. Owens pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law; and provided further, however, that nothing herein shall release the Company from claims by Dr. Owens arising after the date of this Release based solely on Dr. Owens’s rights as a stockholder of the Company.

In giving this release, which includes claims that may be unknown at present, each party hereto acknowledges that it has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Each party hereto expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims against the other party.

Dr. Owens acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under ADEA.  Dr. Owens also acknowledges that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled. Dr. Owens further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) the waiver and release herein do not apply to any rights or claims that may arise on or after the date of execution of this Release; (B) he has the right to consult with an attorney prior to executing this Release; (C) he has twenty-one (21) days to consider this Release (although he may choose to voluntarily execute this Release earlier); (D) he has seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by Dr. Owens.

Dated: September 5, 2006
Michael H. Owens, M.D.
iVOW, INC.
Dated: September 5, 2006	By
John R. Lyon
Chairman of the Board

Exhibit B

Employment Disclosure

[Intentionally Omitted]

Exhibit C

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Proprietary Information and Inventions Agreement (the “Agreement”) confirms the understanding between me and iVow, Inc., a Delaware corporation (hereafter referred to as “the Company”), and is a material part of the consideration for my employment by or service to the Company:

1.                                       I understand that the Company possesses and will possess Proprietary Information which is important to its business.  For purposes of this Agreement, “Proprietary Information” is information that was developed, created, or discovered by the Company, or which became known by, or was conveyed to the Company.  “Proprietary Information” includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to computer programs, computer code, software source documents, software design and architecture,  product and service requirements and specifications, devices, designs, configurations, documentation, recorded data, schematics, algorithms, flow charts, formulae, works of authorship, mechanisms, research, improvements, intellectual property, including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally. “Proprietary Information” shall not include the amount of my wages or salary.  I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

2.                                       I understand that the Company possesses and will possess “Company Materials” which are important to its business.  For purposes of this Agreement, “Company Materials” are documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others.  “Company Materials” include, but are not limited to, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

3.                                       In consideration of my employment by or service to the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

•                  All Proprietary Information and all patents, copyrights and other rights in connection therewith shall be the sole property of the Company.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information.  At all times, both during my employment by or service to the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

•                  I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets, and works of authorship assigned or to be assigned pursuant to this Agreement.  All Company Materials shall be the sole property of the Company.  I agree that during my employment by or service to the Company, I will not remove or electronically transmit any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment or service.  I further agree that, immediately upon the termination of my employment or service by me or by the Company for any reason, or during my employment or service if so requested by the Company, I will return all Company Materials and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

•                  I will promptly disclose in writing to my immediate supervisor, with a copy to the Chairman of the Board of the Company, or to any persons designated by the Company, all “Inventions,” which includes all improvements, inventions, discoveries, works of authorship, mask works, computer programs, formulae, ideas, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the time I am providing services to the Company (whether prior to or following the execution of this Agreement).

•                  I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during the time I am providing services to the Company (whether prior to or following the execution of this Agreement) shall be the sole property of the Company to the maximum extent permitted by law.  This assignment shall not extend to Inventions, the assignment of which is prohibited by California Labor Code Section 2870.  A copy of Section 2870 of the California Labor Code is attached as Exhibit A.  The Company shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith.  I further acknowledge and agree that any copyrights in such Inventions, including in any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws.  I hereby assign to the Company any rights I currently have or may acquire at any time in the future in such Inventions.

•                  I agree to perform, during and after my employment or service, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights or other rights on such Inventions and improvements in any and all countries.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

•                  Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is permitted by the laws in those countries where Moral Rights are recognized, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.  I will confirm such waiver and consent from time to time as requested by the Company.

4.                                       I have attached as Exhibit B a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete.  If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.

5.                                       I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in  confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by or service to the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others.  I represent and warrant that I have returned all property and confidential information belonging to all prior employers.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.  I further agree to conform to the rules and regulations of the Company.

6.                                       I agree that in addition to any other rights and remedies available to the Company for any breach by me of my obligations under this Agreement, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

7.                                       I acknowledge that this Agreement is not an employment contract and that I have the right to resign and the Company has the right to terminate my employment at any time, for any reason, with or without cause.  My employment by or service to the Company is “at will.”  I understand that this means that the employment relationship may be terminated by me or by the Company at any time, with or without cause or advance notice.  The at-will nature of my employment by the Company may only be changed by a writing signed by me and by the President of the Company.

8.                                       I acknowledge and understand that this Agreement does not purport to set forth all of the terms and conditions of my employment, and that as an employee of the Company I have obligations to the Company which are not set forth in this Agreement.  I agree that my obligations under this Agreement shall continue in effect after termination of my employment or service, regardless of the reason or reasons for termination or whether such termination is voluntary or involuntary on my part.  I acknowledge that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

9.                                       If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

10.                                 This Agreement shall be effective as of the first day of my employment with or service to the Company and shall be binding upon me, my heirs, executor, assigns, and administrators, and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

11.                                 This Agreement can only be modified by a subsequent written agreement executed by an officer of the Company.

12.                                 Although I may work for the Company outside of California or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

 I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Michael H. Owens, M.D.
Employee Name (Please Print)
Date: September 5, 2006
Employee Signature

Accepted and agreed to:

iVOW, INC.

By:	Date: September 5, 2006
John R. Lyon, Chairman of the Board

[SIGNATURE PAGE TO PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT]

EXHIBIT A

Section 2870.  Invention on Own Time — Exemption from Agreement

(a)                                  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                  Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)                                  Result from any work performed by the employee for his employer.

(b)                                 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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EXHIBIT B

1.                                       The following is a complete list of all Inventions or Improvements relevant to the subject matter of my employment by iVow, Inc. (“the Company”) that have been made or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

____                    No inventions or improvements.

____                    See below:  Any and all inventions regarding:

____                    Additional sheets attached.

2.                                       I propose to bring to my employment the following materials and documents of a former employer:

____                    No materials or documents

____                    See below:

Michael H. Owens, M.D.	Date: September 5, 2006
Employee Signature

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